SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [ x ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ x ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

AvantGo, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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The following letter was mailed to certain AvantGo shareholders on February 11, 2003, reminding them to vote on the proposed merger between AvantGo and Sybase.

IMPORTANT REMINDER CONCERNING
THE PROPOSED MERGER OF AVANTGO AND SYBASE

DEAR STOCKHOLDER:

     Your proxy containing your vote on the proposed merger between AvantGo and Sybase has not yet been received. No matter how many or how few shares you own, your vote is important.

     AvantGo is holding a Special Meeting of its stockholders to be held on Tuesday, February 25. At the Special Meeting, you will be asked to adopt and approve the merger agreement and approve the merger. If the proposed merger is completed, each outstanding share of AvantGo common stock will be converted into the right to receive $1.0294797 in cash. For reasons explained in the Proxy Statement previously sent to you, the Board of Directors encourages you to vote FOR this proposal.

     Since the Merger must have the approval of a majority of AvantGo’s outstanding shares of common stock, a failure to vote will have the same effect as a vote against the Merger.

     Please take the time today to return the enclosed duplicate proxy card in the envelope provided.

     If you need another copy of the Proxy Statement or have any questions, please contact MacKenzie Partners, Inc., which is assisting us with the solicitation of proxies, at (800) 322-2885 Toll-free or (212) 929-5500 Collect.

     Your prompt attention to this matter would be greatly appreciated.

Sincerely,

/s/ David B. Pratt

DAVID B. PRATT President and Chief Executive Officer